Exhibit 99.1

UTZ BRANDS, INC. 2021 EMPLOYEE STOCK PURCHASE PLAN

1.           General.

1.1            The purpose of the Plan is to provide a means by which Eligible Employees of the Company and certain designated Affiliates may be given an opportunity to purchase shares of Common Stock. The Plan is intended to permit the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan.

1.2            The Company, by means of the Plan, seeks to retain the services of such Employees, to secure and retain the services of new Employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

2.           Definitions. As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:

2.1            “Affiliates” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code. In the event of a Non-423 Plan, a non-subsidiary can be deemed to be an Affiliate and shall be designated for participation in a Non-423 Plan.

2.2            “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular Person, such Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

2.3            “Board” means the Board of Directors of the Company.

2.4            “Capitalization Adjustment” means any change that is made in, or other event that occurs with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the Effective Date without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or other similar transaction). Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a Capitalization Adjustment.

2.5            “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and other guidance thereunder.

2.6            “Committee” means the Compensation Committee of the Board or one or more subcommittees appointed by the Committee to administer the Plan.

2.7            “Common Stock” means the Class A common stock, $0.0001 par value per share, of the Company, or such other securities of the Company as may be designated by the Board from time to time in substitution thereof.

2.8            “Company” means Utz Brands, Inc., a Delaware corporation, and any successor thereto.

2.9            “Contributions” means the payroll deductions specifically provided for in the Offering, that a Participant contributes to fund the exercise of a Purchase Right.

2.10          “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

   (a)             A transaction or series of transactions (other than an offering of shares of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (d) below) whereby any Person (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a Person that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires Beneficial Ownership of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities that are outstanding immediately after such acquisition; or

   (b)             During any period of 24 months, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, that any Person becoming a Director subsequent to the Effective Date, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such Person is named as a nominee for Director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a Director during such period as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, with respect to Directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to be an Incumbent Director; or

   (c)              The date that is ten (10) business days prior to the complete liquidation or dissolution of the Company; or

   (d)              The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more subsidiaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions, or (z) the acquisition of assets or shares of another entity, in each case other than a transaction:

        (i)           which results in or immediately following which the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the Person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such Person, the “Successor Entity”)) directly or indirectly, more than 50% of the total combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

        (ii)          after which no Person Beneficially Owns securities representing 50% or more of the total combined voting power of the Successor Entity; provided, however, that no Person shall be treated for purposes of this clause (ii) as Beneficially Owning 50% or more of the total combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

A Change in Control shall not be deemed to have occurred if any Family Member or any of their respective affiliates Beneficially Own or acquire more than 50% of the total combined voting power of the Company (or any successor to substantially all of the assets of the Company and its subsidiaries) or any direct or indirect parent company.

The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto.

2.11          “Director” means a member of the Board.

2.12          “Eligible Employee” means an Employee who meets the requirements set forth in the Offering for eligibility to participate in an Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

2.13          “Employee” means any person, including Officers and Directors, who is employed for purposes of Section 423(b)(4) of the Code by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan. For a Non-423 Plan, Employee shall mean an employee of the Company or its deemed Affiliate on any other basis as determined by the Company (if required under applicable local law).

2.14          “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code. In addition, this Plan authorizes the grant of Purchase Rights under a non-423 Plan which do not qualify under Section 423 of the Code pursuant to rules, procedures or sub-plans adopted by the Board (or its designate) designed to achieve desired tax or other objectives.

2.15          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

2.16          “Fair Market Value” shall be the closing sales price for the Common Stock (or the closing bid, if no sales were reported) as quoted on the New York Stock Exchange on the date of determination if that date is a Trading Day, or if the date of determination is not a Trading Day, the last market Trading Day prior to the date of determination, as reported in The Wall Street Journal (Eastern Edition) or such other source as the Committee deems reliable.

2.17          “Family Member” means any of (a) Michael Rice, (b) the spouse and lineal descendants (whether natural or adopted) of Michael Rice, (c) any spouse of any lineal descendants of Michael Rice, (d) a trust solely for the benefit of any individuals described in the foregoing clauses (a) through (c), and (e) any entity in which the Persons described in the foregoing clauses (a) through (d) own more than 50% of the voting interests.

2.18          “Offering” means the grant of Purchase Rights to purchase shares of Common Stock under the Plan to Eligible Employees.

2.19          “Offering Date” means a date selected by the Committee for an Offering to commence.

2.20          “Officer” means a person who is an officer of the Company as defined in Rule16a-1 under Exchange Act.

2.21          “Non-423 Plan” shall mean an employee stock purchase plan which does not meet the requirements set forth in Code Section 423.

2.22          “Participant” means an Eligible Employee who holds an outstanding Purchase Right granted pursuant to the Plan.

2.23          “Plan” means this Utz Brands, Inc. 2021 Employee Stock Purchase Plan, as the same may be amended from time-to-time, including any Non-423 Plan adopted as a sub-plan hereunder.

2.24          “Purchase Date” means one or more dates during an Offering established by the Committee on which Purchase Rights shall be exercised and as of which purchases of shares of Common Stock shall be carried out in accordance with such Offering.

2.25          “Purchase Period” means a period of time specified within an Offering beginning on the Offering Date or on the next day following a Purchase Date within an Offering and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.

2.26          “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.

2.27          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

2.28          “Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including the New York Stock Exchange or on such other principal exchange or market on which the Common Stock is traded.

3.           Administration

3.1            The Committee shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 3.3.

3.2            The Committee shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

   (a)              To determine how and when Purchase Rights to purchase shares of Common Stock shall be granted and the provisions of each Offering of such Purchase Rights (which need not be identical).

   (b)              To designate from time to time which Affiliates of the Company whose Employees shall be eligible to participate in the Plan, provided that as of the Effective Date, Employees of all Affiliates of the Company shall be eligible to participate in the Plan.

   (c)              To construe and interpret, and make all determinations with respect to, the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Committee, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

   (d)              To settle all controversies regarding the Plan and Purchase Rights granted under it.

   (e)              To suspend or terminate the Plan at any time as provided in Section 13.

   (f)              To amend the Plan at any time as provided in Section 13.

   (g)              Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Affiliates and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan.

3.3            The Committee may delegate some or all of the administration of the Plan to a sub-committees or employees of the Company. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in the Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board shall have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

3.4            All determinations, interpretations and constructions made by the Committee in good faith shall not be subject to review by any person and shall be final, binding, and conclusive on all persons.

4.           Shares of Common Stock Subject to the Plan.

4.1            Subject to the provisions of Section 12.1 relating to Capitalization Adjustments, the shares of Common Stock that may be sold pursuant to Purchase Rights shall not exceed in the aggregate one million five hundred thousand (1,500,000) shares of Common Stock. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year, to provide that there shall be no increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year shall be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence. For avoidance of doubt, the limitation set forth in this Section may be used to satisfy purchases of shares of Common Stock under either the Code Section 423 Plan or the Non-423 Plan.

4.2            If any Purchase Right granted under the Plan shall for any reason terminate without having been exercised, the shares of Common Stock not purchased under such Purchase Right shall again become available for issuance under the Plan.

4.3            The Common Stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

5.           Grant of Purchase Rights; Offering.

5.1            The Committee may from time to time grant or provide for the grant of Purchase Rights to purchase shares of Common Stock under the Plan to Eligible Employees in an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Committee. Each Offering shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate, which shall comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights shall have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering shall include (through incorporation of the provisions of the Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering shall be effective, which period shall not exceed twenty-seven (27) months beginning with the Offering Date, and the substance of the provisions contained in Sections 6 through 9.

5.2            If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in agreements or notices delivered hereunder: (i) each agreement or notice delivered by that Participant shall be deemed to apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) shall be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) shall be exercised.

6.           Eligibility.

6.1            Purchase Rights may be granted only to Employees of the Company or, as the Board has or may in the future designate as provided in Section 3.2(b), to Employees of an Affiliate. Except as provided in Section 6.2, an Employee shall not be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee has been in the employ of the Company or the Affiliate, as the case may be, for such continuous period preceding such Offering Date as the Committee may require, but in no event shall the required period of continuous employment be greater than two (2) years. In addition, the Committee may provide that no Employee shall be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee's customary employment with the Company or the Affiliate is for more than twenty (20) hours per week and/or for more than five (5) months per calendar year, or such other criteria as the Committee may determine consistent with Section 423 of the Code.

6.2            The Committee may provide that each person who, during the course of an Offering, first becomes an Eligible Employee shall, on a date or dates specified in the Offering that coincides with the day on which such person becomes an Eligible Employee or that occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right shall thereafter be deemed to be a part of that Offering. Purchase Rights for such Eligible Employees shall have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:

   (a)              the date on which such Purchase Right is granted shall be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

   (b)              the period of the Offering with respect to such Purchase Right shall begin on its Offering Date and end coincident with the end of such Purchase Date; and

   (c)              the Committee may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she shall not receive any Purchase Right under that Offering.

6.3            No Eligible Employee shall be eligible for the grant of any Purchase Rights under the Plan if, immediately after any such Purchase Rights are granted, such Eligible Employee owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Affiliate. For purposes of this Section 6.3, the rules of Section 424(d) of the Code shall apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights shall be treated as stock owned by such Employee.

6.4            As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights under the Plan only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Affiliates, do not permit such Eligible Employee's rights to purchase stock of the Company or any Affiliates to accrue at a rate which exceeds twenty five thousand dollars ($25,000) of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, shall be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.

6.5            Officers of the Company and any designated Affiliate, if they are otherwise Eligible Employees, shall be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Committee may provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code shall not be an Eligible Employee for the Offering.

7.           Purchase Rights; Purchase Price.

7.1            On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, shall be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable with a percentage not exceeding fifteen percent (15%) of such Employee's basic or regular or total compensation (as defined by the Committee in each Offering) during the period that begins on the Offering Date (or such later date as the Committee determines for a particular Offering) and ends on the date stated in the Offering, which date shall be no later than the end of the Offering.

7.2            The Committee shall establish one (1) or more Purchase Dates during an Offering as of which Purchase Rights granted pursuant to that Offering shall be exercised and purchases of shares of Common Stock shall be carried out in accordance with such Offering.

7.3            In connection with each Offering made under the Plan, the Committee may specify a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering. In connection with each Offering made under the Plan, the Committee may specify a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering. In addition, in connection with each Offering that contains more than one Purchase Date, the Committee may specify a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any or each Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Committee action otherwise, a pro rata allocation of the shares of Common Stock available shall be made in as nearly a uniform manner as shall be practicable and equitable.

7.4            The purchase price of shares of Common Stock acquired pursuant to Purchase Rights shall be not less than the lesser of:

   (a)             an amount equal to eighty-five percent (85%) of the Fair Market Value of the shares of Common Stock on the Offering Date; or

   (b)             an amount equal to eighty-five percent (85%) of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

8.           Participation; Withdrawal; Termination.

8.1            A Participant may elect to authorize payroll deductions pursuant to an Offering under the Plan by completing and delivering to the Company, within the time specified in the Offering, an enrollment form (in such form as the Company may provide). Each such enrollment form shall authorize an amount of Contributions expressed as a percentage of the submitting Participant's earnings (as defined in each Offering) during the Offering (not to exceed the maximum percentage specified by the Committee). Each Participant's Contributions shall be credited to a bookkeeping account for such Participant under the Plan and shall be deposited with the general funds of the Company except where applicable law requires that Contributions be deposited with an independent third party. To the extent provided in the Offering, a Participant may begin such Contributions after the beginning of the Offering. To the extent provided in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. To the extent specifically provided in the Offering, in addition to making Contributions by payroll deductions, a Participant may make Contributions through the payment of cash or check prior to each Purchase Date of the Offering.

8.2            During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company a notice of withdrawal in such form as the Company may provide. Such withdrawal may be elected at any time prior to the end of the Offering, except as provided otherwise in the Offering. A Participant's withdrawal from an Offering shall have no effect upon such Participant's eligibility to participate in any other Offerings under the Plan, but such Participant shall be required to deliver a new enrollment form in order to participate in subsequent Offerings.

8.3            Purchase Rights granted pursuant to any Offering under the Plan shall terminate immediately upon a Participant ceasing to be an Employee or other lack of eligibility. The Company shall distribute to such terminated or otherwise ineligible Employee all of his or her accumulated Contributions (reduced to the extent, if any, such Contributions have been used to acquire shares of Common Stock for the terminated or otherwise ineligible Employee) under the Offering.

8.4            Purchase Rights shall not be transferable by a Participant except by will, the laws of descent and distribution, or by a beneficiary designation as provided in Section 11. During a Participant's lifetime, Purchase Rights shall be exercisable only by such Participant.

8.5            Unless otherwise specified in an Offering, the Company shall have no obligation to pay interest on Contributions.

9.           Exercise of Purchase Rights.

9.1            On each Purchase Date during an Offering, each Participant's accumulated Contributions shall be applied to the purchase of shares of Common Stock up to the maximum number of shares of Common Stock permitted pursuant to the terms of the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares shall be issued upon the exercise of Purchase Rights unless specifically provided for in the Offering.

9.2            If any amount of accumulated Contributions remains in a Participant's account after the purchase of shares of Common Stock and such remaining amount is less than the amount required to purchase one share of Common Stock on the final Purchase Date of an Offering, then such remaining amount shall be distributed in full to such Participant at the end of the Offering without interest.

9.3            No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable federal, state, and foreign laws, and any other securities laws and other laws applicable to the Plan. If on a Purchase Date during any Offering hereunder the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights or any Offering shall be exercised on such Purchase Date, and the Purchase Date shall be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in such compliance, except that the Purchase Date shall not be delayed more than twelve (12) months and the Purchase Date shall in no event be more than twenty-seven (27) months from the Offering Date. If, on the Purchase Date under any Offering hereunder, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in such compliance, no Purchase Rights or any Offering shall be exercised and all Contributions accumulated during the Offering (reduced to the extent, if any, such Contributions have been used to acquire shares of Common Stock) shall be distributed to the Participants without interest (unless required by applicable law).

10.         Covenants of the Company.

10.1          The Company shall seek to obtain from each federal, state, foreign or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of Common Stock upon exercise of the Purchase Rights. If, after commercially reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Purchase Rights unless and until such authority is obtained.

11.         Designation of Beneficiary.

11.1          A Participant may file a written designation of a beneficiary who is to receive any shares of Common Stock and/or cash, if any, from the Participant's account under the Plan in the event of such Participant's death. Any such designation shall be on a form provided by or otherwise acceptable to the Company.

11.2          The Participant may change such designation of beneficiary at any time by written notice to the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Company shall deliver such shares of Common Stock and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, to the Participant’s estate.

12.	Adjustments upon Changes in Common Stock; Corporate Transactions.

12.1          In the event of a Capitalization Adjustment, the Committee shall appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 4.1, (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 4.1, (iii) the class(es) and number of securities subject to, and the purchase price applicable to, outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities imposed by purchase limits under each ongoing Offering. The Committee shall make such adjustments, and its determination shall be final, binding, and conclusive.

12.2          In the event of a Change in Control, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation's parent company) may assume or continue Purchase Rights outstanding under the Plan or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Change in Control) for those outstanding under the Plan, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for Purchase Rights outstanding under the Plan, then the Participants' accumulated Contributions shall be used to purchase shares of Common Stock within ten (10) business days prior to the Change in Control under any ongoing Offerings, and the Participants' Purchase Rights under the ongoing Offerings shall terminate immediately after such purchase.

13.	Amendment, Termination, or Suspension of the Plan.

13.1          The Committee may amend the Plan at any time in any respect the Committee deems necessary or advisable. However, except as provided in Section 12.1 relating to Capitalization Adjustments, stockholder approval shall be required for any amendment of the Plan for which stockholder approval is required by applicable law or listing requirements, including any amendment that either (i) materially increases the number of shares of Common Stock available for issuance under the Plan, (ii) materially expands the class of individuals eligible to become Participants and receive Purchase Rights under the Plan, (iii) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be purchased under the Plan, (iv) materially extends the term of the Plan, or (v) expands the types of awards available for issuance under the Plan.

13.2          The Committee may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

13.3         Any benefits, privileges, entitlements, and obligations under any outstanding Purchase Rights granted before an amendment, suspension, or termination of the Plan shall not be impaired by any such amendment, suspension, or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to comply with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code), or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment.

13.4          In the event the Board or the Committee determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board or the Committee may, to the extent permitted under Section 423 of the Code with respect to Offerings under the Section 423 of the Code, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(a)                subject to Section 7.4, altering the purchase price for any Offering including an Offering underway at the time of the change in purchase price;

(b)               shortening any Offering so that the Offering ends on a new Offering Date, including an Offering underway at the time of the Board of Directors or Committee action; and

(c)                reducing the maximum Contribution a Participant may elect to contribute under the Plan; and

(d)                reducing the maximum number of shares of Common Stock a Participant may purchase during any Offering.

Such modifications or amendments shall not require stockholder approval or the consent of any Participant.

14.	Effective Date of Plan.

14.1          The Plan shall become effective as determined by the Board as set forth in a resolution of the Board, or absent such a resolution January 1, 2021 (the “Effective Date”) , but no Purchase Rights shall be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

14.2          Notwithstanding the forgoing, the Plan shall be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s initial adoption of the Plan. Purchase Rights may be granted under this Plan prior to such stockholder approval, but no Purchase Right granted under this Plan shall be exercised, and no shares of Common Stock shall be issued hereunder, until this Plan shall have been approved by the stockholders of the Company. In the event this Plan shall not have been approved by the stockholders of the Company prior to the end of said twelve (12)-month period, all Purchase Rights granted under this Plan shall be canceled and become null and void without being exercised.

14.3          The Plan shall terminate upon such date as is determined by the Company in its sole discretion. The Plan shall automatically be suspended on the date on which all shares available for issuance under the Plan shall have been sold pursuant to Options exercised under the Plan pending approval of an increase in the number of shares available for issuance under the Plan. No Option may be granted during any period of suspension of the Plan or after termination of the Plan.

15.	Committee Rules For Foreign Jurisdictions And The Non-423 Plan

15.1         The Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of Contributions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local legal requirements.

15.2         The Committee may also adopt rules, procedures or sub-plans applicable to particular Affiliates or locations, which rules, procedures or sub-plans may be designed to be outside the scope of Code Section 423. The terms of such rules, procedures or sub-plans may take precedence over other provisions of this Plan, but unless otherwise expressly superseded by the terms of such rule, procedure or sub-plan, the provisions of this Plan shall govern the operation of the Plan. To the extent inconsistent with the requirements of Code Section 423, such rules, procedures or sub-plans shall be considered part of the Non-423 Plan, and the options granted thereunder shall not be considered to comply with Section 423.

15.3          Employees participating in the Non-423 Plan by means of rules, procedures or sub-plans adopted pursuant to Section 15 need not have the same rights and privileges as Employees participating in the Code Section 423 Plan.

16.	Securities Laws Requirements.

16.1          The Company shall not be under any obligation to issue Common Stock upon the exercise of any option unless and until the Company has determined that: (i) it and the Participant have taken all actions required to register the Common Stock under the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder or to perfect an exemption from the registration requirements thereof; (ii) any applicable listing requirement of any stock exchange on which the Common Stock is listed has been satisfied; and (iii) all other applicable provisions of state, federal and applicable foreign law have been satisfied.

17.	Tax Withholding

17.1          At the time a Participant’s Purchase Right is granted or exercised, in whole or in part, or at the time a Participant disposes of some or all of the shares of Common Stock he or she acquires under the Plan, the Participant shall make adequate provision for the federal, state, local and foreign income, social insurance and other payroll tax, payment on account, withholding obligations and employer social contribution liability due from a Participant, if any, Company or the Affiliate which arise upon the grant or exercise of the Purchase Right or upon such disposition of shares, respectively. The Committee may implement appropriate procedures to ensure that such tax withholding obligations are met. Those procedures may include, without limitation, increased withholding from an employee’s current compensation, cash payments to the Company or another Affiliate by an Employee, or a sale of a portion of the Common Stock purchased under the Plan, which sale may be required and initiated by the Company.

18.	Notification Of Disposition

18.1          Each Participant who is a Participant shall give prompt notice to the Company of any disposition or other transfer of any shares of Common Stock purchased upon exercise of an Purchase Right if such disposition or transfer is made (a) within two years from the grant date of the Purchase Right or (b) within one year after the transfer of such shares to such Participant upon exercise of such Purchase Right. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.

19.	Electronic Forms

20.         To the extent permitted by applicable law and in the discretion of the Committee, an Eligible Employee may submit any form or notice as set forth herein by means of an electronic form approved by the Committee.

21.	Insider Trading Restrictions/Market Abuse Laws

21.1          Each Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States and Participant’s country, if different, which may affect such Participant’s ability to directly or indirectly, for him- or herself or for a third party, acquire or sell, or attempt to sell, shares of Common Stock under the Plan during such times as such Participant is considered to have “inside information” regarding the Company or (as defined by the laws in the applicable jurisdiction) or the trade in shares of Common Stock. Any restrictions under these laws or regulations may be separate and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  It shall be each Participant’s responsibility to comply with any applicable restrictions, and each Participant should speak with a personal advisor on this matter.

22.	No Representations With Respect To Tax Qualification

22.1          Although the Company may endeavor to (a) qualify Purchase Rights for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States (e.g., options granted under Section 423 of the Code) or (b) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, anything to the contrary in this Plan. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.

23.	Miscellaneous Provisions.

23.1          Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights shall constitute general funds of the Company.

23.2          A Participant shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock, including dividends, subject to Purchase Rights unless and until the Participant's shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

23.3          The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering shall in any way (i) alter the at will nature of a Participant's employment, or (ii) be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or an Affiliate, or on the part of the Company or an Affiliate to continue the employment of a Participant.

23.4          The law of the State of Delaware shall govern (a) all claims or matters related to or arising from the Plan (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforcement of the Plan, without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

As adopted by the Board of Directors of Utz Brands, Inc. on December 10, 2020.